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                            PAINEWEBBER INCORPORATED
                          1285 Avenue of the Americas
                            New York, New York 10019
                            Toll Free (800) 520-5698
                                Or Call Collect:
                                 (212) 713-1425

                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

                                       of

                            THE C.R. GIBSON COMPANY

                                       at

                              $9.00 NET PER SHARE

                                       by

                            NELSON ACQUISITION CORP.

                          a wholly owned subsidiary of

                              THOMAS NELSON, INC.

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, OCTOBER 17, 1995,
                          UNLESS THE OFFER IS EXTENDED

                                                              September 19, 1995

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees

     We have been appointed by Nelson Acquisition Corp., a Delaware corporation ("Offeror") and a wholly owned subsidiary of Thomas Nelson, Inc., a Tennessee corporation ("Parent"), to act as Dealer Manager in connection with Offeror's offer to purchase all outstanding shares (the "Shares") of common stock, par value $0.10 per share of The C.R. Gibson Company, a Delaware corporation (the "Company"), at a price of $9.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Offeror's Offer to Purchase, dated September 19, 1995 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which constitutes at least a majority of the Shares outstanding on a fully diluted basis.

     Enclosed for your information and forwarding to your clients are copies of the following documents:

          1. Offer to Purchase, dated September 19, 1995;

          2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares and for the information of your clients (facsimile copies of the Letter of Transmittal may be used to tender Shares);
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          3. Notice of Guaranteed Delivery to be used to accept the Offer if the
     Shares and all other required documents are not immediately available or cannot be delivered to Trust Company Bank (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

          4. A letter to stockholders of the Company from Frank A. Rosenberry, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

          5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, OCTOBER 17, 1995, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed and any other required documents in accordance with the instructions contained in the Letter of Transmittal.

     If a holder of Shares wishes to tender Shares, but cannot deliver such holder's certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

     We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. Offeror will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Offeror will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Offeror will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer and requests for additional copies of the enclosed material should be addressed to the Information Agent, D.F. King & Co., Inc. at (800) 735-3568 (toll free) or (212) 269-5550 (collect). You may also contact the undersigned at our address and telephone number set forth on the back cover page of the Offer to Purchase.

                                            Very truly yours,

                                            PAINEWEBBER INCORPORATED

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, OFFEROR, THE COMPANY, THE DEALER MANAGER, INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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